Exhibit 1.1

NautaDutilh N.V.

CONTINUOUS TEXT of the articles of association of Pinafore Holdings B.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before a deputy of M.D.P. Anker, civil law notary in Amsterdam, on 14 December 2012.

Trade Registry number 50729705.

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION:

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

(a)	Accountant: a “register-accountant” or other accountant referred to in Section 2:393 of the Dutch Civil Code, as well as an organisation within which such accountants practice;

(b)	the General Meeting: the body of the company formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights;

(c)	Depository Receipts: depository receipts for shares in the capital of the company;

(d)	the Annual Accounts: the balance sheet and the profit and loss account with the explanatory notes;

(e)	Persons with Meeting Rights: a shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights; and

(f)	Meeting Rights: the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.

CHAPTER II.

Name. seat. objects.

Article 2. Name and Seat.

1.	The name of the company is:

Pinafore Holdings B.V.

2.	The official seat of the company is in Amsterdam.

Article 3. Objects.

The objects of the company are:

(a)	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

(b)	to finance businesses and companies;

(c)	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

(d)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreement in connection with the aforementioned;

(e)	to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

(f)	to obtain, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade patent, trade marks, licenses, know-how and other industrial property rights;

(i)	to perform any and all activity of industrial, financial or commercial nature;

as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

CHAPTER III.

Capital and shares. Register.

Article 4. Authorised capital.

1.	The company may issue shares A and shares B, which constitute separate classes of shares. The nominal value of:

(i)	each share A shall be three thousand six hundred United States dollar (USD 3,600); and

(ii)	each share B shall be one United States dollar cent (USD 0.01).

2.	If in these articles of association shares and shareholders are mentioned, these expressions shall refer to both classes of shares referred to in paragraph 2 and the holders of those shares, save as otherwise expressed.

3.	All shares are to be registered shares. No share certificates shall be issued.

Article 5. Register of shareholders.

1.	The management board shall keep a register in which the names and addresses of all shareholders, usufructuaries and pledgees are recorded.

2.	Each shareholder, each usufructuary and each pledgee is required to provide the management board with the necessary particulars in a timely manner. Any consequences of a failure to notify such particulars or to notify the correct particulars in a timely manner shall be borne by the relevant person.

3.	Unless these articles of association or Dutch law provides otherwise, all notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses, as applicable, as set out in the register.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

5.	On application by a shareholder, a usufructuary or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share. In the event that a right of usufruct or pledge has been created in a share, the extract shall state to whom the voting rights accrue and/or to whom the Meeting Rights accrue.

6.	The management board shall make the register available at the company’s office for inspection by the shareholders, as well as by the usufructuaries and pledgees to whom the Meeting Rights accrue.

CHAPTER IV.

Issuance of shares. Own shares.

Article 6. Issuance of shares. Body competent to issue shares. Notarial deed.

1.	The issuance of shares may only be effected pursuant to a resolution of the management board.

2.	The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

3.	Paragraph1 of this article shall apply mutatis mutandis to granting rights to subscribe for shares, but does not apply to the issue of shares to a party exercising a previously obtained right to subscribe for shares.

Article 7. Conditions of issuance. Rights of pre-emption.

1.	A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

2.	A shareholder has no pre-emptive right upon the issuance of shares.

Article 8. Payment for shares.

1.	The full nominal amount of each share must be paid in on issue. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the company has called for payment.

2.	Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. The management board shall be authorised to perform legal acts pertaining to a non-cash contribution on shares without the approval of the General Meeting.

3.	Payment in foreign currency can be made only after approval by the company. Where such a payment is made, the payment obligation in respect of the relevant share or shares is discharged to the extent of the sum, in the currency in which the nominal value of the share or shares is denominated, into which the payment can be freely converted, applying the exchange rate in effect on the date of the payment.

Article 9. Own shares.

1.	When issuing shares, the company shall not be entitled to subscribe for its own shares.

2.	The company may, pursuant to a resolution to that effect by the management board, acquire fully paid shares in its own capital or Depository Receipts.

3.	Except where it acquires such shares or depository receipts issued for such for no consideration, the company may not acquire fully paid-up shares in its own capital or depository receipts issued for such if the shareholders’ equity less the acquisition price is less than the reserves which must be maintained by law, or if the management board knows or should reasonably foresee that, following the acquisition, the company will be unable to continue paying its due and payable debts.

4.	The disposal of shares or Depository Receipts held by the company shall be effected pursuant to a resolution of the management board. The resolution to dispose of such shares or Depository Receipts shall also stipulate the conditions of the disposal. The disposal of shares held by the company shall be effected with due observance of the blocking clause.

5.	No voting rights may be exercised in the General Meeting for any share held by the company or any of its subsidiaries, nor in respect of any share of which the company or any of its subsidiaries holds Depository Receipts. Usufructuaries and pledgees of shares which belong to the company and its subsidiaries are not excluded from exercising the voting rights, if the right of usufruct or pledge was created before the share belonged to the company or any of its subsidiaries.

Article 10. Reduction of capital.

1.	A reduction of the company’s issued capital by cancelling shares or by reducing the nominal value of the shares through an amendment to the articles of association shall require a resolution to that effect passed by the General Meeting. The resolution must specify the shares to which the resolution relates and provide for the implementation of the resolution.

2.	A resolution to cancel shares may only relate to shares held by the company itself or in respect of which the company holds the Depositary Receipts.

3.	Reduction of capital may also be effected with respect to either the shares A or the shares B, provided that the class of shares with respect to which reduction of capital shall be effected, is identified by the General Meeting, by resolution adopted by unanimous vote in a meeting at which the entire issued capital is represented. A new meeting, as referred to in section 2:230 of the Dutch Civil Code, may not be convened on this matter. The capital reduction shall be effected in proportion to the shares included therein, unless all of the shareholders concerned consent to deviate from this principle.

4.	In all cases other than as described under paragraphs 2 and 3, a resolution to cancel shares shall require the consent of the relevant shareholders.

5.	A reduction of the nominal value of shares without repayment and without a release from the obligation to pay up the shares must be effected in respect of all shares on a proportional basis. The requirement of proportionality may be waived with the consent of all the relevant shareholders.

6.	A repayment or a release from the obligation to pay up shares as referred to in this article is only permitted to the extent that the shareholders’ equity exceeds the reserves which must be maintained by law.

7.	Where a resolution to reduce the company’s issued capital entails a repayment, such a resolution shall not take effect as long as the management board has not given its approval. The management board may only withhold such approval if it knows or should reasonably foresee that, following the repayment, the company will be unable to continue paying its due and payable debts

8.	The notice of the General Meeting at which any resolution referred to in this article shall be proposed, shall mention the purpose of the capital reduction and the manner in which it is to be achieved.

CHAPTER V.

Transfer of shares. Limited rights.

Issuance of Depository Receipts.

Article 11. Transfer of shares. Shareholders’ rights. Right of usufruct (“Vruchtgebruik”). Right of pledge (“Pandrecht”).

1.	The transfer of a share or the creation of a limited right in respect of a share shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2.	Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3.	Subject to what is provided in sections 2:197 and 2:198 of the Dutch Civil Code, respectively, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

4.	Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge and this is approved by the General Meeting.

Article 12. Depository Receipts.

No Meeting Rights attach to the Depository Receipts.

CHAPTER VI.

Blocking clause.

CHAPTER VI.

Article 13. Blocking clause.

Subsection A. Approval an intended transfer.

1.	In order to be valid any transfer of shares shall require the approval of the management board, which approval shall remain valid for three months. Allotment in the event of partition of a joint property is to be regarded as a “transfer” with the exception of allotment to the person from whose side the shares have fallen into the joint property.

2.	A shareholder who wishes to transfer shares - in this article also referred to as the applicant - shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.

3.	The management board shall be obliged to decide upon the transfer of shares within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.

4.	If:

(a)	no such decision as referred to in paragraph 3 has been made within the term mentioned in that paragraph;

(b)	such approval has been refused without the management board having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash, the approval requested shall be deemed to have been granted and, in the case mentioned under a, shall be deemed to have been granted on the final day on which the meeting should have been held.

5.	If the management board grants the approval requested or if the approval shall be deemed to have been granted, the transfer can only take place within three months thereafter.

6.	Unless the applicant and the party(ies) interested designated by the management board and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce in whose district the company has its official seat.

7.	The applicant remains entitled to withdraw, until the expiry of one month after the determination of aforesaid price has been communicated to him in writing.

8.	The costs of determining the price shall be borne:

(a)	by the applicant if he withdraws;

(b)	by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him; or

(c)	by the company in cases not falling under (a) or (b).

9.	The company itself can only be an interested party as referred to in paragraph 4 under (c) with the consent of the applicant.

Subsection B. Obligation to offer shares.

1.

In the case of the death of a shareholder, in the case of the suspension of payments, bankruptcy or receivership of a shareholder and in the case of the appointment of an administrator by the court over the property of a shareholder or over his shares in the company, the shares of the shareholder concerned shall be offered for sale to the other shareholders subject to due observance of the provisions of the following paragraphs. From the time the obligation as referred to in the foregoing sentence, the relevant shareholder is no longer authorised to exercise the right to attend the meeting and to cast a vote in this meeting and to exercise the right of payments.

2.	The obligation to offer the shares for sale must be complied with within one month after it has arisen.

3.	The shares offered shall be sold to the person(s) to be designated by the meeting of the holder(s) of shares B in the capital of the company pro rata the number of shares B hold by each holder of shares B in relation to the aggregate amount of issued shares B. The company itself can be purchaser of the shares with the consent of the offeror.

4.	The provisions of paragraph 6 of the foregoing subsection shall apply accordingly.

5.	The offeror shall not have the right to withdraw his offer. If not all shares are to be purchased, the offeror shall have the right to keep his shares. The relevant shareholder shall as of that moment again be authorised to exercise the right to attend the meeting and to cast a vote in this meeting and to exercise the right of payments.

6.	If the obligation to offer is not complied with in time, the company shall be irrevocably empowered to offer such shares for sale and, if all shares are purchased, to deliver them to the purchaser(s) with due observance of the above provisions of this article. The company shall pay the purchase price to the party entitled thereto, after deduction of the expenses that are chargeable to him.

7.	The provisions of this subsection shall not apply if the General Meeting grants relief of the obligation to offer the shares.

Subsection C. Exception to the offer.

The provisions of section A and section B do not apply if the shareholder is obligated by law to transfer his shares to a prior shareholder.

CHAPTER VII.

Management.

Article 14. Management board.

The management board of the company shall be constituted by two (2) members A, two (2) members B and four (4) members C or such other number as determined by the General Meeting. At least fifty per cent. (50%) of the members of the management board should be residents of the Netherlands.

Article 15. Appointment. Suspension and dismissal. Remuneration.

1.	The General Meeting shall appoint the members of the management board and shall determine their title.

2.	A member of the management board may at any time be suspended or dismissed by the General Meeting.

3.	Any suspension may be extended one (1) or more times, but may not last longer than three (3) months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall cease.

4.	The General Meeting shall determine the remuneration and further conditions of employment for each member of the management board.

Article 16. Duties of the management board. Decision making process. Allocation of duties.

1.	Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2.	The management board shall meet on a regular basis but at least once a year.

3.	The management board shall also meet whenever one (1) member of the management board deems such necessary.

4.	Each member of the management board is entitled to cast one (1) vote. All resolutions of the management board shall be adopted by a majority of the votes cast by the members of the management board that are present or represented at such meeting, whereby at least one (1) member A or one (1) member B of the management board vote in favour of the proposal, unless these articles of association or any board rules adopted by the management in accordance with paragraph 8 of this article determine otherwise. In the event of a tie of votes, the proposal shall be rejected. A report shall be drawn up regarding resolutions thus adopted and the replies received shall be attached to the report, which shall be signed by one (1) member A and one (1) member B of the management board.

5.	A member of the management board may be represented by a co-member authorised in writing. The expression “in writing” shall include any message transmitted by current means of communication. A member of the management board may not act as representative for more than one co-member.

6.	Resolutions of the management board may also be adopted in writing without recourse to a management board meeting, provided they are adopted by an unanimous vote of all members of the management board.

7.	The chairman shall chair the meetings of the management board. In case of his absence the meeting shall appoint its chairman.

8.	The management board may lay down rules regarding its own decision making process.

9.	The management board may determine the duties with which each member of the management board shall be charged.

Article 17. Representation.

1.	The management board shall be authorised to represent the company. A member A, a member B and a member C of the management board acting together are also authorised to represent the company.

2.	The management board may appoint officers with general or limited power to represent the company. Each of these officers shall be able to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3.	In the event of a conflict of interest between the company and a member or all members of the management board, such member or all members of the management board shall remain authorised to represent the company. The General Meeting shall be authorised to designate another person or persons to represent the company for this purpose. No person may be designated unless he performs all his duties of managing the company in accordance with these articles of association in the Netherlands.

4.	The provisions of paragraph 3 shall cease to have effect on the first day of January two thousand thirteen. If, after the thirty-first day of December two thousand twelve, all managing directors have, in relation to a decision of the management board, a direct or indirect personal interest which conflicts with the interests of the company and of the enterprise connected with it, the decision shall nevertheless be taken by the management board

Article 18. Approval of decisions of the management board.

1.	The General Meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

2.	The lack of approval referred to in paragraph 1 does not affect the authority of the management board to represent the company.

Article 19. Absence or prevention.

If a member of the management board is absent or prevented from performing his duties, the remaining members of the management board, shall be temporarily entrusted with the entire management of the company with due observance of the requirement that at each time at least one (1) member A of the management board and one (1) member B of the management board should be involved with the management of the company. If all members of the management board, the sole member of the management board, all members A of the management board or all members B of the management board are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the General Meeting.

CHAPTER VIII.

Annual Accounts. Profits.

Article 20. Financial year. Drawing up of the Annual Accounts. Deposition for inspection.

1.	The financial year of the company shall be the calendar year.

2.	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the General Meeting by not more than six months, the management board shall draw up Annual Accounts.

3.	The management board shall deposit the Annual Accounts for inspection by the shareholders at the office of the company within the period referred to in paragraph 2. If the Company is required by law to prepare an annual report, the management board shall within this period also deposit such annual report for inspection by the shareholders.

4.	The Annual Accounts shall be signed by all the members of the management board; if the signature of one or more of them is lacking, this shall be stated and reasons given.

5.	The company shall ensure that the Annual Accounts, the annual report and the information to be added pursuant to section 2:392(1) of the Dutch Civil Code are available at its offices from the date of the convening notice for the General Meeting at which they are to be discussed. Persons with Meeting Rights are entitled to inspect such documents at the aforementioned location and obtain a copy at no cost.

6.	The company may, and if the law so requires shall, appoint an Accountant to audit the Annual Accounts.

Article 21. Adoption of the Annual Accounts. Publication.

1.	The General Meeting shall adopt the Annual Accounts, unless section 2:210(5) of the Dutch Civil Code applies.

2.	Unconditional adoption of the Annual Accounts shall not serve to constitute a discharge of the members of the management board for the management. Such discharge requires a separate resolution by the General Meeting.

3.	The company shall publish the Annual Accounts and the other documentation and information mentioned in article 20 paragraph 5 if and to the extent and in the manner required by sections 2:394 et seq. of the Dutch Civil Code.

Article 22. Reserves. Profits.

1.	The company maintains a share premium reserve A and a share premium reserve B. The holders of shares A are exclusively entitled to the share premium reserve A. The holders of shares B are exclusively entitled to the share premium reserve B.

2.	The company maintains a dividend reserve A and a dividend reserve B. The holders of shares A are exclusively entitled to the dividend reserve A. The holders of shares B are exclusively entitled to the dividend reserve B.

3.	Distributions can only take place to the extent that the shareholders’ equity exceeds the reserves which must be maintained by law.

4.	The profits as determined through the adoption of the Annual Accounts shall be at the disposal of the General Meeting.

5.	If the General Meeting resolves to distribute profits available for distribution, whether or not determined through the adoption of the Annual Accounts and without prejudice to paragraphs 3 and 10, the following rules will have to be complied with:
(a)	Firstly a distribution on the shares A of a maximum amount of one thousand euro (€ 1,000) per share A per financial year. If the profits in a financial year do not or not entirely permit such distribution, the holders of shares A shall receive in the subsequent year the amount not yet distributed at the expense of the profits available for distribution in the subsequent financial years, in preference to any other distribution to the holders of the shares B.

(b)	Secondly, any profits remaining after application of subparagraph (a) shall be allocated to the shares B on a pro rata basis.

6.	If and to the extent that the General Meeting resolves not to distribute any profits as determined through the adoption of the Annual Accounts, these profits shall be added to the dividend reserves of the company in accordance with the principles set out under (a) and (b) of paragraph 5 of this article.

7.	The general meeting of holders of shares A can, with due observance of paragraphs 1 and 2 and without predice to paragraphs 3 and 10 of this article, resolve to make payments to the charge of the share premium reserve A and the dividend reserve A.

8.	The general meeting of holders of shares B can, with due observance of paragraphs 1 and 2 and without predice to paragraphs 3 and 10 of this article, resolve to make payments to the charge of the share premium reserve B and the dividend reserve B.

9.	The General Meeting may, without prejudice to paragraphs 3 and 10, decide on any distribution of reserves other than distributions from the reserves as referred to in paragraph 1 and 2 of this article.

10.	A resolution to make a distribution shall not take effect as long as the management board has not given its approval. The management board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the company will be unable to continue paying its due and payable debts.

11.	A claim of a shareholder for payment of a dividend shall be barred after five years have elapsed.

CHAPTER IX.

General Meetings.

Article 23. General Meeting.

1.	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with article 26 paragraph 1 or section 2:210(5) of the Dutch Civil Code.

2.	Other General Meetings shall be held as often as the management board deems such necessary.

3.	General Meetings shall be convoked by the management board, by letter mailed to the addresses of the Persons with Meeting Rights shown in the register of shareholders. General Meetings may also be convoked by legible and reproducible notice sent by electronic means of communication to the address of the Persons with Meeting Rights as notified for this purpose to the company, provided that the relevant Persons with Meeting Rights have given their consent thereto.

4.	The convocation shall take place no later than on the eighth day prior to the date of the meeting.

5.	General Meetings shall be held in the municipality in which the company has its official seat according to these articles of association. In the event that the General Meeting is held elsewhere, legally valid resolutions may only be passed if all Persons with Meeting Rights have consented to the place of the meeting and the members of the management board have been afforded the opportunity to give their advice prior to the decision-making.

6.	The General Meeting shall itself appoint its chairman. Until that moment a member of the management board shall act as chairman and in the absence of such a member the eldest person at the meeting shall act as chairman.

7.	The members of the management board shall, as such, have the right to give advice in the General Meeting.

Article 24. Waiver of formalities.

1.	Where the rules laid down by law or by these articles of association in relation to the convening of meetings, the drawing up of agendas and the availability for inspection of the list of matters to be discussed, have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to a decision being made on those matters and the members of the management board have been afforded the opportunity to give their advice prior to the decision-making.

2.	The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the Persons with Meeting Rights. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 25. Voting rights.

1.	Each share A confers the right to cast three hundred and sixty thousand (360,000) votes. Each share B confers the right to cast one vote.

2.

The Meeting Rights may be exercised by a proxy authorised in writing. The provisions of article 16 paragraph 5 second sentence, shall apply accordingly. The Meeting Rights may also be exercised through electronic means of communication, provided that the Person with Meeting Right thus taking part in the meeting can be identified through the electronic means of communication, is able to directly take note of the proceedings at the meeting and may exercise his rights to vote. The management board may lay down rules regarding the use of electronic means of communication, which shall be announced in the convening notice.

3.	To the extent that the law or the articles of association do not require a qualified majority, all resolutions shall be adopted by a majority of the votes cast.

4.	If there is a tie vote of votes the proposal is thus rejected.

Article 26. Resolutions outside of meetings. Records.

1.	Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

2.	The provisions of article 23 paragraph 7 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3.	The management board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the Persons with Meeting Rights. Upon request, each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 27. Meetings of holders of shares of one class.

1.	Meetings of holders of shares of one class shall be convened by the management board or by a holder of one or more shares of the relevant class, by letter to the addresses of the Persons with Meeting Rights of the relevant class shown in the register of shareholders. Such meetings of holders of shares of one class may also be convoked by legible an reproducible notice sent by electronic means of communication to the address of the Persons with Meeting Rights as notified for this purpose to the company, provided that the relevant Persons with Meeting Rights have given their consent thereto.

2.	Meetings shall itself appoint its chairman. Until that moment the eldest person present at the meeting shall act as chairman.

3.	To the extent possible, article 23 paragraphs 4 and 5, 24, 25 paragraphs 1 through 4 and 26 shall correspondingly apply.

CHAPTER X.

Amendment of the articles of association and dissolution.

Liquidation.

Article 28. Amendment of the articles of association and dissolution.

When a proposal of the management board to amend the articles of association or to dissolve the company is to be made to the General Meeting, this must be mentioned in the notification of the General Meeting. As regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company’s office for inspection by Persons with Meeting Rights until the end of the meeting.

Article 29. Liquidation.

1.	In the event of dissolution of the company by virtue of a resolution of the General Meeting, the members of the management board shall be charged with the liquidation of the business of the company.

2.	During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.	a.	Any assets remaining after payment of all of the company’s debts shall, if possible, first be applied towards the distribution to the holders of shares A in proportion to the number of shares A held by them respectively, (i) any amount by which the dividend paid to them was less than their entitlement pursuant to article 22 paragraph 5, plus (ii) the balance of the dividend reserve A, plus (iii) the amount of any unpaid preference dividend accruing from the commencement of the financial year in which the resolution to dissolve the company was passed until the date of distribution under this paragraph, and (iv) the paid up nominal amount of their shares A, plus (v) the balance of the share premium reserve A.

b.	Any then remaining assets shall, if possible, be applied towards the distribution to the holders of shares B, in proportion to the number of shares B held by them respectively, first the balance of the dividend reserve B and secondly, the balance of the share premium reserve B.

c.	Finally, any then remaining assets shall be distributed to the holders of the A shares and the B shares in proportion to the aggregate nominal value of the shares held by them, respectively. No distribution upon liquidation may be made to the company in respect of shares held by it.

THE UNDERSIGNED

M.D.P. Anker, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association Pinafore Holdings B.V., with corporate seat in Amsterdam, immediately partial amendment to the articles of association on 14 December 2012, read as per the text printed above.

Signed at Amsterdam, on 20 December 2012. (Signed: M.D.P. Anker)